Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS MAY
COMPARABLE STORE SALES INCREASE 10 PERCENT

     PEMBROKE PINES, FL., June 3, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the four weeks ended May 29, 2004 increased 10 percent after achieving a seven percent increase in comparable store sales during the corresponding four-week period last year. Total sales during the four-week period ended May 29, 2004 increased 14 percent to $89,239,000 compared with $78,258,000 for the comparable four-week period last year.

     Comparable store sales results for May 2004 compared to May 2003 were as follows:

•	Claire’s North America: positive low teens

•	Claire’s International: positive low single digits

•	Icing by Claire’s: positive high teens

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “During May we began to see real improvement in Europe. Switzerland, Austria and Germany, where we first began to implement a broad array of U.S. best practices, continued to turn in strong results. The U.K. and Ireland was the second region of intensified management focus, and we are beginning to see increased sales momentum there. In France, where our stores have been facing the greatest challenge, we are implementing strategies that worked successfully in Switzerland, Austria and Germany and which we expect to benefit France as well. We know that we still have a great deal of work to do in terms of implementing best practices across six countries and over 700 stores, but feel strongly that we are moving in the right direction.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our North American business continued to grow at a rapid pace, with comparable store sales increasing in the double digit ranges at both Claire’s and Icing by Claire’s. Traffic in our stores is robust and while jewelry continues to be an important component of our business, customers are also showing enthusiasm for the great assortment of accessories available at both store concepts.”

CLAIRE'S STORES, INC.
(Monthly Sales in 000's)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
Year to Date	$371,202	$318,014	17%	11%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of May 29, 2004, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 132 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also operates 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations